Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS THIRD QUARTER 2012 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY – October 23, 2012) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the third  quarter of 2012. Highlights for the quarter include:

•	Net income of $3.4 million and $.39 per share for the quarter, a 21% increase in net income over 2011.

•	Returns on average assets and equity of .93% and 12.11%, respectively.

•	Net interest income of $11.8 million, an increase of $0.3 million over 2011, with a net interest margin of 3.55%.

•	Total assets of $1.57 billion at September 2012, 22% higher than September 2011.

•	Loans of $732.5 million, 22% higher than September 2011.

•	Deposits of $1.31 billion, 14% higher than September 2011.

•	Continued solid asset quality metrics and increased reserve coverage.

•	Tier 1 Capital increased by $38 million or 41% from September 2011.

•	Quarterly dividend of $.23 per share declared.

“This quarter’s performance continues a trend of delivering both growth and strong financial returns. We continue building on the achievements of the past several years by expanding our banking franchise, while maintaining a strong focus on our traditional markets. Our team of seasoned relationship bankers is successfully delivering community banking services to customers throughout our markets. During the quarter, we achieved several significant milestones: total assets eclipsed $1.5 billion, and loans and deposits exceeded $700 million and $1.3 billion, respectively including over $400 million in demand deposits. This growth generated higher net interest income and record net income,” commented Kevin M. O’Connor, President and CEO, Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended September 2012 was $3.4 million or $.39 per share, compared to $2.8 million or $.41 per share, for the same period in 2011. The Company’s net income and earnings per share for the third quarter of 2011 included $0.1 million in acquisition costs, net of tax, associated with the May 2011 Hamptons State Bank merger.

For 2012, the increase in net income reflects growth in net interest income, lower credit costs, and securities gains, partially offset by higher non-interest expenses. Earnings per share for the quarter ended September 2012 reflect the higher share count associated with the $24 million in capital raised in the fourth quarter of 2011.

The increased interest income results from higher levels of earning assets funded with core deposits. Average earning assets increased by 17% or $196.0 million during the third quarter of 2012, offsetting the decline in net interest margin from 4.04% in the third quarter of 2011 to 3.55%. Strong loan and deposit growth offset the impact of sustained historically low interest rates on new and existing rate sensitive assets and liabilities. The provision for loan losses was $0.6 million for the quarter, $0.9 million lower than the comparable 2011 quarter. The decrease in the provision for loan losses reflects a $0.7 million decline in net charge-offs compared to September 2011.

“Like many in our industry, we are finding the current interest rate environment challenging as all aspects of banking are impacted by the Federal Reserve Board’s (the “FRB”) actions. We are cautiously managing the types of loans we originate and investments we make, while remaining prepared to deal with the eventuality of higher rates. Additionally, although asset quality measures remain strong, we continue to prudently assess our reserves in light of continued weakness in the overall economy,” commented Mr. O’Connor.

Total non-interest income, excluding net securities gains, increased 16%, driven by title fee income and customer service fees. During this quarter, $3.1 million of securities were sold at a net gain of $0.2 million. The $0.7 million increase in non-interest expense reflects investments in new branches, technology and staff.

“Our Company’s expanded scale has fueled growth in customer related fee income and our title business benefits from both this scale and an improving local real estate market. Considering this challenging interest rate environment, we continue to judiciously assess investment portfolio strategies to maximize returns, while mitigating prepayment and repricing risks,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets of $1.57 billion at quarter end were $283.0 million or 22% higher than the September 2011 level of $1.28 billion, reflecting strong organic growth. Loans increased $133.7 million or 22%, while investment securities increased $216.6 million or 39%. Growth was funded principally by deposits, which ended the second quarter at $1.31 billion, including $412.7 million of demand deposits.

Asset quality measures improved at September 2012, as non-performing assets (“NPA’s”) declined 36% to $3.9 million from $6.1 million at September 2011. Currently NPA’s represent only 0.25% of total assets, compared to 0.47% at September 2011. Overall delinquency numbers also show strength, with loans past due 30-89 days amounting to only $3.1 million, or 0.42% of total loans. At September 30, 2012, the allowance for loan losses was $14.0 million, a $3.9 million increase from September 2011, and the allowance as a percentage of total loans was 1.92%, compared to 1.70% at September 30, 2011.

Stockholders’ equity grew $33.9 million to $116.3 million at September 2012 compared to $82.4 million at September 2011. The increase reflects the capital raised in the 2011 fourth quarter stock offerings, the Dividend Reinvestment Plan, as well as continued earnings growth, net of dividends. Overall, Tier 1 Capital increased to $129.4 million, 41% higher than the September 2011 level. The Company’s capital ratios exceed all regulatory minimums and the Bank continues to be classified as well capitalized.

Challenges & Opportunities

“We continue operating in an unsettled economic environment. While recent news on employment appears positive, issues still linger regarding the recovery’s strength and sustainability.  Job creation remains a primary focus of the upcoming elections and the FRB’s recent announcements regarding additional quantitative easing is an attempt, through monetary policy, to increase economic activity and create jobs. Locally, our economy appears stronger than other parts of New York and the nation; however, we remain cautious about the impact of the pending “fiscal cliff”, general election year uncertainty, and continuing problems in Europe.

“The FRB’s activities have heightened the challenges for our industry. Lower rates, while beneficial for certain segments of the economy, pose issues for others. Customers who rely on their savings to provide income have been impacted, and industry wide we are seeing the returns on our loans and investments decline. This interest rate environment will, over time, compress margins and increase pressure on industry earnings. These circumstances warrant proactive management to mitigate interest rate and credit risk, enhance efficiency and preserve overall profitability.

“Despite these issues, there are opportunities to grow our franchise. We believe continued investments to generate core funding, quality loans and new sources of revenue, remain key to continue creating long term shareholder value,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.6 billion, and a primary market area of Suffolk County, Long Island, operates 21 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; a failure to realize or an unexpected delay in realizing, the growth opportunities and cost savings anticipated from the Hamptons State Bank merger; an unexpected increase in operating costs, customer losses and business disruptions  following the Hamptons State Bank merger; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	September 30,	December 31,	September 30,
	2012	2011	2011
ASSETS
Cash and Due from Banks	$20,593	$25,921	$16,483
Interest Earning Deposits with Banks	7,264	53,625	76,052
Total Cash and Cash Equivalents	27,857	79,546	92,535
Securities Available for Sale, at Fair Value	560,790	441,439	388,471
Securities Held to Maturity	212,879	169,153	170,062
Total Securities	773,669	610,592	558,533
Securities, Restricted	2,978	1,660	1,485
Loans Held for Sale	—	2,300	—
Loans Held for Investment	732,471	612,143	598,741
Less: Allowance for Loan Losses	(14,044)	(10,837)	(10,162)
Loans, net	718,427	601,306	588,579
Premises and Equipment, net	25,320	24,171	24,238
Goodwill and Other Intangible Assets	2,299	2,350	2,285
Accrued Interest Receivable and Other Assets	15,558	15,533	15,423
Total Assets	$1,566,108	$1,337,458	$1,283,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$412,736	$321,496	$321,762
Savings, NOW and Money Market Deposits	737,219	683,863	632,285
Certificates of Deposit of $100,000 or more	125,563	140,578	156,874
Other Time Deposits	39,329	42,248	44,614
Total Deposits	1,314,847	1,188,185	1,155,535
Federal Funds Purchased and Repurchase Agreements	75,093	16,897	16,595
Federal Home Loan Bank Advances	15,000	—	—
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	28,850	9,387	12,591
Total Liabilities	1,449,792	1,230,471	1,200,723
Total Stockholders’ Equity	116,316	106,987	82,355
Total Liabilities and Stockholders’ Equity	$1,566,108	$1,337,458	$1,283,078

Selected Financial Data:
Tangible Book Value Per Share	$13.09	$12.54	$11.79
Capital Ratios
Total Capital (to risk weighted assets)	14.8%	16.2%	13.3%
Tier 1 Capital (to risk weighted assets)	13.5%	15.0%	12.0%
Tier 1 Capital (to average assets)	9.0%	9.3%	7.4%
Asset Quality
Non-performing loans	$3,654	$4,161	$6,084
Real estate owned	250	—	—
Non-performing assets	$3,904	$4,161	$6,084
Non-performing loans/Total loans	0.50%	0.68%	1.02%
Non-performing assets/Total assets	0.25%	0.31%	0.47%
Allowance/Non-performing loans	384.35%	260.44%	167.03%
Allowance/Total loans	1.92%	1.77%	1.70%
Allowance/Originated loans	1.99%	1.87%	1.80%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest Income	$13,707	$13,471	$40,682	$37,400
Interest Expense	1,889	1,949	5,659	5,633
Net Interest Income	11,818	11,522	35,023	31,767
Provision for Loan Losses	600	1,450	3,925	3,050
Net Interest Income after Provision for Loan Losses	11,218	10,072	31,098	28,717
Other Non Interest Income	1,705	1,566	4,772	4,243
Title Fee Income	344	200	1,037	667
Net Securities Gains	186	—	2,179	135
Total Non Interest Income	2,235	1,766	7,988	5,045
Salaries and Benefits	5,211	4,815	15,584	13,389
Acquisition Costs	—	109	—	728
Amortization of Core Deposit Intangible	16	16	51	24
Cost of Extinguishment of Debt	—	—	158	—
Other Non Interest Expense	3,252	2,884	9,474	8,875
Total Non Interest Expense	8,479	7,824	25,267	23,016
Income Before Income Taxes	4,974	4,014	13,819	10,746
Provision for Income Taxes	1,614	1,241	4,457	3,337
Net Income	$3,360	$2,773	$9,362	$7,409
Basic/Diluted Earnings Per Share	$0.39	$0.41	$1.09	$1.12
Weighted Average Common Shares	8,672	6,775	8,553	6,578

Selected Financial Data:

Return on Average Total Assets	0.93%	0.89%	0.89%	0.86%
Return on Average Stockholders’ Equity	12.11%	14.75%	11.72%	14.33%
Net Interest Margin	3.55%	4.04%	3.63%	4.06%
Efficiency Ratio	59.56%	56.36%	60.13%	58.88%
Operating Expense as a % of Average Assets	2.35%	2.48%	2.41%	2.60%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended September 30,
	2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$676,846	$10,467	6.15%	$582,472	$9,555	6.51%
Securities	648,350	3,554	2.18	534,016	4,257	3.16
Deposits with banks	39,394	28	0.28	52,104	32	0.24
Total interest earning assets	1,364,590	14,049	4.10	1,168,592	13,844	4.70
Non interest earning assets:
Other Assets	71,478			66,165
Total assets	$1,436,068			$1,234,757

Interest bearing liabilities:
Deposits	$876,555	$1,413	0.64%	$791,366	$1,472	0.74%
Federal funds purchased and repurchase agreements	18,106	97	2.13	17,391	136	3.10
Federal Home Loan Bank term advances	15,000	38	1.01	—	—	—
Junior Subordinated Debentures	16,002	341	8.48	16,002	341	8.45
Total interest bearing liabilities	925,663	1,889	0.81	824,759	1,949	0.94
Non interest bearing liabilities:
Demand deposits	391,968			325,975
Other liabilities	8,082			9,420
Total liabilities	1,325,713			1,160,154
Stockholders’ equity	110,355			74,603
Total liabilities and stockholders’ equity	$1,436,068			$1,234,757

Net interest income/interest rate spread		12,160	3.29%		11,895	3.76%

Net interest earning assets/net interest margin	$438,927		3.55%	$343,833		4.04%

Less: Tax equivalent adjustment		(342)			(373)

Net interest income		$11,818			$11,522

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Nine months ended September 30,
	2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$648,103	$29,753	6.13%	$543,157	$26,074	6.42%
Securities	646,931	11,963	2.47	492,110	12,373	3.36
Deposits with banks	34,497	70	0.27	49,256	91	0.25
Total interest earning assets	1,329,531	41,786	4.20	1,084,523	38,538	4.75
Non interest earning assets:
Other Assets	71,419			62,725
Total assets	$1,400,950			$1,147,248

Interest bearing liabilities:
Deposits	$891,727	$4,266	0.64%	$755,070	$4,203	0.74%
Federal funds purchased and repurchase agreements	25,363	323	1.70	16,976	405	3.19
Federal Home Loan Bank term advances	7,536	46	0.82	110	—	—
Junior Subordinated Debentures	16,002	1,024	8.55	16,002	1,025	8.56
Total interest bearing liabilities	940,628	5,659	0.80	788,158	5,633	0.96
Non interest bearing liabilities:
Demand deposits	346,358			282,705
Other liabilities	7,268			7,256
Total liabilities	1,294,254			1,078,119
Stockholders’ equity	106,696			69,129
Total liabilities and stockholders’ equity	$1,400,950			$1,147,248

Net interest income/interest rate spread		36,127	3.40%		32,905	3.79%

Net interest earning assets/net interest margin	$388,903		3.63%	$296,365		4.06%

Less: Tax equivalent adjustment		(1,104)			(1,138)

Net interest income		$35,023			$31,767